Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 7, 2026, with respect to the consolidated financial statements of American Ocean Minerals Corporation contained in the Registration Statement and Proxy Statement/Prospectus. We consent to use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tampa, Florida

May 8, 2026